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                                                                    EXHIBIT 99.1

                 UNIVERSAL COMPRESSION ACQUIRES IEW COMPRESSION

Houston, Texas, March 1, 2001 -- Universal Compression Holdings, Inc. (NYSE:
UCO) today announced it has acquired ISS Compression, Inc. and its operating subsidiary IEW Compression, Inc., a Lafayette, Louisiana based provider of natural gas compression services.

Universal paid approximately $15 million in cash for IEW, which amount includes the concurrent discharge of IEW's indebtedness and operating lease financing. IEW adds to Universal's fleet approximately 26,000 aggregate horsepower of high quality compression equipment, almost all of which is located in the Gulf of Mexico. IEW has an offshore sales and service business in addition to its rental fleet. For the audited fiscal year ended September 30, 2000, IEW had approximately $19.5 million in revenue and earned approximately $2.2 million in EBITDA (net income plus income taxes, interest expense, leasing expense, depreciation and amortization, excluding non-recurring items and extraordinary gains or losses).

"The addition of IEW gives us an improved ability to meet customers' compression needs in the Gulf of Mexico, which is becoming a more important market for us," said Stephen A. Snider, Universal's President and CEO. "We believe the people and equipment we've added to Universal in this acquisition, as well as the new customers IEW brings, will help us to reach the goals we have set, which include disciplined growth, broadening of our market scope, and improvement of our operating leverage."

Universal is headquartered in Houston, Texas and is the second largest natural gas compression services company in the world in terms of horsepower. The company provides a full range of rental, sales, operations, maintenance and fabrication services and products to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are out of Universal's control, that could cause actual results to differ materially from such statements. While Universal believes that its assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact future performance and the successful integration of the business. Such risks and uncertainties include, but are not limited to, the integration of acquired businesses (including IEW and recently acquired Weatherford Global), future financial and operational results, competition, general economic conditions and demand for natural gas, ability to manage and continue growth, and risks associated with international operations. These factors are discussed in more detail in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.